EXHIBIT 99.1

Western Midstream Announces Second-Quarter 2026 Results and Revised Full-year Guidance
•Reported second-quarter 2026 Net income attributable to limited partners of $394.9 million, generating record quarterly Adjusted EBITDA(1) of $736.5 million, which represents a 19-percent increase compared to the prior-year period, and second-quarter Distributable Cash Flow(1) of $537.2 million.
•Reported second-quarter 2026 Cash flows provided by operating activities of $534.7 million, generating second-quarter Free Cash Flow(1) of $263.6 million.
•Announced a second-quarter distribution of $0.930 per unit, which is consistent with the prior quarter’s distribution, and reflects a distribution of $3.72 per unit on an annualized basis.
•Providing revised 2026 Adjusted EBITDA(2), Distributable Cash Flow(2), and Free Cash Flow(2) guidance ranges of $2.750 billion to $2.950 billion, $2.050 billion to $2.250 billion, and $1.100 billion to $1.300 billion, respectively.
•Reaffirming 2026 total capital expenditures(3) range of $850.0 million to $1.0 billion.
•Executed two new gathering and processing agreements in the Powder River Basin, adding approximately 270,000 dedicated acres to WES’s basin footprint, and supporting 2027 natural-gas throughput growth in the basin.
HOUSTON—(PR NEWSWIRE)—August 5, 2026 – Today Western Midstream Partners, LP (NYSE: WES) (“WES” or the “Partnership”) announced second-quarter 2026 financial and operating results. Net income (loss) attributable to limited partners for the second quarter of 2026 totaled $394.9 million, or $0.99 per common unit (diluted), with second-quarter 2026 Adjusted EBITDA(1) totaling $736.5 million and Distributable Cash Flow(1) totaling $537.2 million. Second-quarter 2026 Cash flows provided by operating activities totaled $534.7 million and second-quarter 2026 Free Cash Flow(1) totaled $263.6 million. Second-quarter 2026 capital expenditures(3) totaled $308.3 million.

RECENT HIGHLIGHTS
•Generated record Adjusted EBITDA(1) of $736.5 million, an increase of approximately 8-percent sequentially, driven by record throughput from our produced-water business, a partial month contribution from the Brazos Delaware II, LLC (“Brazos Delaware”) acquisition, and associated benefits from our fixed recovery natural-gas processing contracts at higher overall commodity pricing.
•Gathered record natural-gas throughput in the Delaware Basin of 2,140 MMcf/d, representing a 5-percent sequential-quarter increase, mostly due to two-and-a-half weeks’ contribution from the Brazos Delaware acquisition.
•Gathered record produced-water throughput in the Delaware Basin of 2,993 MBbls/d, representing a 5-percent sequential-quarter increase.
•Achieved record natural-gas throughput of 1,547 MMcf/d in the DJ Basin, representing a 2-percent sequential-quarter increase.
•Excluding the Aris acquisition, reduced operation and maintenance expense by 2-percent, compared to the second-quarter of 2025, despite year-over-year growth of 1.5-percent and 10-percent for natural-gas and produced-water throughput, respectively.
•As previously announced, completed the acquisition of Brazos Delaware in mid-June, expanding WES’s footprint across the core of the Delaware Basin and adding approximately 460 MMcf/d of natural-gas processing capacity.
•Issued $700 million of senior notes due 2036 in order to refinance borrowings on our commercial paper program and revolving credit facility pertaining to the Brazos Delaware acquisition.
•Executed new long-term gathering and processing agreements with two large producers in the Powder River Basin, each backed by substantial acreage dedications and minimum-volume commitments, with development beginning in the second half of 2026(4).
On August 14, 2026, WES will pay its second-quarter 2026 per-unit distribution of $0.930, or $3.72 on an annualized basis, which is consistent with the prior quarter’s distribution. Second-quarter 2026 Free Cash Flow(1) after distributions totaled negative $111.0 million as a result of organic growth capital expenditures.
Second-quarter 2026 natural-gas throughput(5) averaged 5.3 Bcf/d, representing a 3-percent sequential-quarter increase. Second-quarter 2026 crude-oil and NGLs throughput(5) averaged 523 MBbls/d, a slight sequential-quarter increase. Second-quarter 2026 produced-water throughput(5) averaged 2,939 MBbls/d, representing a 5-percent sequential-quarter increase.

“WES delivered record Adjusted EBITDA of $736.5 million in the second quarter, an increase of 8-percent sequentially and 19-percent compared to the prior-year period, and based on the strength of our first-half results, the Brazos Delaware acquisition, and continued elevated commodity prices, we are raising the mid-points of our full-year 2026 Adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow guidance ranges by 10-percent, 10-percent, and 20-percent, respectively,” commented Oscar K. Brown, President and Chief Executive Officer of WES. “Record produced-water throughput resulted in margin expansion, underscoring the growth of that business and the strategic importance of the Aris acquisition. Additionally, elevated commodity pricing increased the contribution from our fixed recovery natural-gas processing contracts across all of our core operating basins, while continued cost discipline further improved our operating leverage. Taken together, these results reflect the durable earnings power we have built into the portfolio.”
“Looking to the remainder of the year, the higher commodity-price environment has incentivized many of our Delaware Basin producing customers to increase activity levels in the second half of 2026, which is expected to position WES for stronger Delaware Basin natural-gas and produced-water throughput growth in 2027. In the Powder River Basin, we recently executed new, long-term gathering and processing agreements with two of the basin’s most active producers, adding approximately 270,000 dedicated acres to WES’s footprint in the basin. Both agreements are backed by minimum-volume commitments and are expected to be meaningful contributors to 2027 throughput growth in the basin. Additionally, construction of the Pathfinder produced-water pipeline and the North Loving II natural-gas processing train remains on schedule and under budget, with both projects expected to be placed into service in the first and second quarters of 2027, respectively.”
“These results reflect the strength of our three-stream strategy of capturing the revenue from natural-gas, crude-oil and NGLs, and produced-water molecules that move across our acreage while providing customers the flow assurance they need to support their development plans. Our strong second-quarter results demonstrate the continued growth potential of the produced-water business, and we believe that beneficial reuse provides an additional path for future growth and margin expansion.”

“Finally, our recently announced JIP 2 produced-water treatment demonstration facility near the Red Bluff Reservoir in Reeves County, Texas, was placed into service during the second quarter and is delivering approximately 1,000 barrels per day of reclaimed fresh water, or ten times the amount produced by JIP 1. JIP 2 is designed to refine operations and costs, evaluate reliability, and demonstrate consistent reclaimed freshwater production for fit-for-purpose applications, including industrial cooling, surface discharge, and non-consumptive agricultural irrigation, while helping reduce pressure on limited freshwater resources. We believe JIP 2 represents a critical step toward achieving FID for our first commercial-scale facility in the near future.”

REVISED 2026 GUIDANCE
Reflecting the contribution from the Brazos Delaware acquisition and the most recent production forecasts from our customers, WES is revising its full-year 2026 guidance as follows:
•Adjusted EBITDA(2) between $2.750 billion and $2.950 billion, implying a revised mid-point of $2.850 billion, which represents a $250 million, or 10-percent, increase relative to WES’s original guidance at the mid-point, and a 15-percent increase compared to full-year 2025 Adjusted EBITDA.
•Total capital expenditures(3) between $850.0 million and $1.000 billion, with the expectation of being towards the high-end of the guidance range.
•Distributable Cash Flow(2) between $2.050 billion and $2.250 billion, or $4.94 to $5.42 per unit(6), implying a revised mid-point of $2.150 billion. This represents a $200 million, or 10-percent increase, relative to WES’s original guidance at the mid-point.
•Free Cash Flow(2) between $1.100 billion and $1.300 billion, implying a revised mid-point of $1.200 billion. This represents a $200 million, or 20-percent increase, relative to WES’s original guidance at the mid-point.
•Reiterating full-year distribution guidance of at least $3.70 per unit(7), which includes distributions to be paid in calendar-year 2026, and implies a current annualized run-rate of $3.72 per unit based on our prior quarter distribution of $0.93 per unit.

“An exceptionally strong first half of the year and the completed Brazos Delaware acquisition give us the confidence to raise our full-year 2026 Adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow guidance ranges,” commented Kristen Shults, Senior Vice President and Chief Financial Officer. “With the inclusion of Brazos Delaware and throughput outperformance across the portfolio, we now expect natural-gas throughput to increase by mid-single digits average year-over-year in 2026. This incremental throughput reinforces our confidence in generating strong Distributable Cash Flow and better positions WES to advance its 2027 growth objectives while continuing to return capital to unitholders.”
“We now expect 2026 capital expenditures to be toward the high end of our guidance range of $850 million to $1.0 billion. Higher customer activity levels in the second half of this year will require incremental growth capital spending to support producer development plans as we exit 2026, and our new gathering and processing agreements in the Powder River Basin will require the construction of additional gathering capacity and compression facilities. With a strong balance sheet, ample liquidity, and robust growth profile, WES is positioned to continue executing on our organic growth objectives, pursuing strategic, bolt-on M&A, and sustaining our capital-return framework through commodity-price cycles.”
CONFERENCE CALL TOMORROW AT 9:00 A.M. CT
WES will host a conference call on Thursday, August 6, 2026, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss its second-quarter 2026 results. To access the live audio webcast of the conference call, please visit the investor relations section of the Partnership’s website at www.westernmidstream.com. A small number of phone lines are available for analysts; individuals should dial 888-880-3330 (Domestic) or 646-357-8766 (International) ten to fifteen minutes before the scheduled conference call time. A replay of the live audio webcast can be accessed on the Partnership’s website at www.westernmidstream.com for one year after the call.
For additional details on WES’s financial and operational performance, please refer to the earnings slides and updated investor presentation available at www.westernmidstream.com.
AVAILABILITY OF STATE K-1s
2025 State Schedule K-1s reflecting items of state tax relevance are available online. Unitholders requiring this information may access their State Schedule K-1s at www.taxpackagesupport.com/westernmidstream.
ABOUT WESTERN MIDSTREAM
Western Midstream Partners, LP (“WES”) is a master limited partnership formed to develop, acquire, own, and operate midstream assets. With midstream assets located in Texas, New Mexico, Colorado, Utah, and Wyoming, WES is engaged in the business of gathering, compressing, treating, processing, and transporting natural gas; gathering, stabilizing, and transporting condensate, natural-gas liquids, and crude oil; and gathering, transporting, recycling, treating, and disposing of produced water for its customers. In its capacity as a natural-gas processor, WES also buys and sells residue, natural-gas liquids, and condensate on behalf of itself and its customers under certain gas processing contracts. A substantial majority of WES’s cash flows are protected from direct exposure to commodity-price volatility through fee-based contracts.
For more information about WES, please visit www.westernmidstream.com.
______________________________________________________________
(1)Please see the definitions of the Partnership’s non-GAAP measures at the end of this release and reconciliation of GAAP to non-GAAP measures.
(2)This release contains certain forward-looking non-GAAP measures such as the Adjusted EBITDA range, the Distributable Cash Flow range, and the Free Cash Flow range for year ending December 31, 2026. A reconciliation of the Adjusted EBITDA range to net cash provided by operating activities and net income (loss), a reconciliation of the Distributable Cash Flow range to net income (loss), and a reconciliation of the Free Cash Flow range to net cash provided by operating activities, is not provided because the items necessary to estimate such amounts are not reasonably estimable at this time. These items, net of tax, may include, but are not limited to, impairments of assets and other charges, divestiture costs, acquisition costs, or changes in accounting principles. All of these items could significantly impact such financial measures. At this time, WES is not able to estimate the aggregate impact, if any, of these items on future period reported earnings. Accordingly, WES is not able to provide a corresponding forward-looking GAAP equivalent for the Adjusted EBITDA, Distributable Cash Flow, or Free Cash Flow ranges.
(3)Accrual-based, includes equity investments, excludes capitalized interest, and excludes capital expenditures associated with the 25% third-party interest in Chipeta.
(4)One agreement executed subsequent to quarter-end.
(5)Represents total throughput attributable to WES, which excludes (i) the 1.8% limited partner interest in WES Operating owned by an Occidental subsidiary as of June 30, 2026, and (ii) for natural-gas throughput, the 25% third-party interest in Chipeta, which collectively represent WES’s noncontrolling interests.
(6)Based on expected weighted average common and general partner units outstanding during full-year 2026.
(7)Full-year 2026 distribution (paid in 2026) of at least $3.70 per unit, which includes the February 2026 distribution of $0.910 per unit. Board action on any distribution increase will be requested on a quarterly basis and is subject to the Board’s assessment of the needs of the business at that time.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements. WES’s management believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this news release. These factors include our ability to meet financial guidance or distribution expectations; our ability to safely and efficiently operate WES’s assets; the supply of, demand for, and price of oil, natural gas, NGLs, and related products or services; our ability to meet projected in-service dates for capital-growth projects; construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures; and the other factors described in the “Risk Factors” section of WES’s most-recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission and other public filings and press releases. WES undertakes no obligation to publicly update or revise any forward-looking statements.
# # #
Source: Western Midstream Partners, LP

WESTERN MIDSTREAM CONTACTS

Daniel Jenkins
Director, Investor Relations
Investors@westernmidstream.com
866.512.3523

Rhianna Disch
Manager, Investor Relations
Investors@westernmidstream.com
866.512.3523

Western Midstream Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,
thousands except per-unit amounts	2026	2025
Revenues and other
Service revenues – fee based	$980,096	$851,419
Service revenues – product based	112,641	50,442
Product sales	124,763	40,280
Other	7,219	181
Total revenues and other	1,224,719	942,322
Equity income, net – related parties	21,536	27,128
Operating expenses
Cost of product	117,440	42,681
Operation and maintenance	285,353	224,629
General and administrative	85,929	66,146
Property and other taxes	19,736	17,805
Depreciation and amortization	205,945	172,113
Long-lived asset and other impairments	551	686
Total operating expenses	714,954	524,060
Gain (loss) on divestiture and other, net	(4,598)	(911)
Operating income (loss)	526,703	444,479
Interest expense	(108,984)	(95,170)
Gain (loss) on early extinguishment of debt	(150)	—
Other income (expense), net	2,834	3,692
Income (loss) before income taxes	420,403	353,001
Income tax expense (benefit)	5,152	2,239
Net income (loss)	415,251	350,762
Net income (loss) attributable to noncontrolling interests	11,699	9,082
Net income (loss) attributable to Western Midstream Partners, LP	$403,552	$341,680
Limited partners’ interest in net income (loss):
Net income (loss) attributable to Western Midstream Partners, LP	$403,552	$341,680
General partner interest in net (income) loss	(8,668)	(7,930)
Limited partners’ interest in net income (loss)	$394,884	$333,750
Net income (loss) per common unit – basic	$0.99	$0.88
Net income (loss) per common unit – diluted	$0.99	$0.87
Weighted-average common units outstanding – basic	398,043	381,328
Weighted-average common units outstanding – diluted	399,381	382,326

Western Midstream Partners, LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

thousands except number of units	June 30, 2026	December 31, 2025
Total current assets	$1,138,574	$1,656,941
Net property, plant, and equipment	12,542,083	11,220,908
Other assets	2,637,150	2,120,571
Total assets	$16,317,807	$14,998,420
Total current liabilities	$1,249,150	$1,236,484
Long-term debt	8,884,977	8,195,170
Asset retirement obligations	471,748	427,858
Other liabilities	1,309,782	975,786
Total liabilities	11,915,657	10,835,298
Equity and partners’ capital
Common units (413,172,388 and 408,141,366 units issued and outstanding at June 30, 2026, and December 31, 2025, respectively)	4,253,799	4,016,606
General partner units (9,060,641 units issued and outstanding at June 30, 2026, and December 31, 2025)	4,507	4,624
Noncontrolling interests	143,844	141,892
Total liabilities, equity, and partners’ capital	$16,317,807	$14,998,420

Western Midstream Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
thousands	2026	2025
Cash flows from operating activities
Net income (loss)	$774,283	$667,314
Adjustments to reconcile net income (loss) to net cash provided by operating activities and changes in assets and liabilities:
Depreciation and amortization	406,371	342,573
Long-lived asset and other impairments	1,159	689
(Gain) loss on divestiture and other, net	10,965	5,578
(Gain) loss on early extinguishment of debt	150	—
Change in other items, net	(188,289)	78,616
Net cash provided by operating activities	$1,004,639	$1,094,770
Cash flows from investing activities
Capital expenditures	$(506,065)	$(321,025)
Acquisitions from third parties	(818,723)	—
Contributions to equity investments - related parties	(2,578)	—
Distributions from equity investments in excess of cumulative earnings – related parties	9,907	14,047
Proceeds from the sale of assets to third parties	—	34
(Increase) decrease in materials and supplies inventory and other	(24,764)	(7,820)
Net cash used in investing activities	$(1,342,223)	$(314,764)
Cash flows from financing activities
Borrowings, net of debt issuance costs	$1,052,642	$(1,171)
Repayments of debt	(800,505)	(1,000,589)
Commercial paper borrowings (repayments), net	162,905	—
Increase (decrease) in outstanding checks	14,858	(7,656)
Distributions to Partnership unitholders	(754,318)	(696,249)
Distributions to Chipeta noncontrolling interest owner	(3,998)	—
Distributions to noncontrolling interest owner of WES Operating	(14,505)	(14,217)
Other	(34,220)	(20,856)
Net cash used in financing activities	$(377,141)	$(1,740,738)
Net increase (decrease) in cash and cash equivalents	$(714,725)	$(960,732)
Cash and cash equivalents at beginning of period	819,491	1,090,464
Cash and cash equivalents at end of period	$104,766	$129,732

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES

WES defines Adjusted Gross Margin attributable to Western Midstream Partners, LP (“Adjusted Gross Margin”) as total revenues and other (less reimbursements for electricity-related expenses recorded as revenue), less cost of product, plus distributions from equity investments, and excluding the noncontrolling interest owners’ proportionate share of revenues and cost of product.
WES defines Adjusted EBITDA attributable to Western Midstream Partners, LP (“Adjusted EBITDA”) as net income (loss), plus (i) distributions from equity investments, (ii) non-cash equity-based compensation expense, (iii) interest expense, (iv) income tax expense, (v) depreciation and amortization, (vi) impairments, and (vii) other expense (including lower of cost or market inventory adjustments recorded in cost of product), less (i) gain (loss) on divestiture and other, net, (ii) gain (loss) on early extinguishment of debt, (iii) income from equity investments, (iv) income tax benefit, (v) other income, (vi) other items impacting comparability with WES’s core operating performance, and (vii) the noncontrolling interest owners’ proportionate share of revenues and expenses.
WES defines Distributable Cash Flow as Adjusted EBITDA, less Total revenues and other recognized in Adjusted EBITDA in excess of (less than) customer billings; net cash paid for (i) interest expense (net of interest income recorded in other income (expense) and non-cash capitalized interest), (ii) maintenance capital expenditures, (iii) income taxes, and Distributable Cash Flow attributable to noncontrolling interests to the extent such amounts are not excluded from Adjusted EBITDA.
WES defines Free Cash Flow as net cash provided by operating activities less total capital expenditures and contributions to equity investments, plus distributions from equity investments in excess of cumulative earnings.
Adjusted Gross Margin, Adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow are not defined in GAAP. The GAAP measure that is most directly comparable to Adjusted Gross Margin is gross margin. Net income (loss) and net cash provided by operating activities are the GAAP measures that are most directly comparable to Adjusted EBITDA. The GAAP measure that is most directly comparable to Distributable Cash Flow is net income (loss). The GAAP measure that is most directly comparable to Free Cash Flow is net cash provided by operating activities. Our non-GAAP financial measures (i) should not be considered as alternatives to the comparable GAAP measures or any other measure of financial performance presented in accordance with GAAP, (ii) have important limitations as analytical tools because they exclude some, but not all, items that affect the comparable GAAP measures, (iii) should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, and (iv) may not be comparable to similarly titled measures of other companies in our industry, thereby diminishing their utility as comparative measures.
Management compensates for the limitations of our non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences, and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management considers in evaluating our operating results.
The following tables present reconciliations of the GAAP measures to our non-GAAP measures:

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Adjusted Gross Margin

	Three Months Ended
thousands	June 30, 2026	March 31, 2026
Reconciliation of Gross margin to Adjusted Gross Margin
Total revenues and other	$1,224,719	$1,123,579
Less:
Cost of product	117,440	102,884
Depreciation and amortization	205,945	200,426
Gross margin	901,334	820,269
Add:
Distributions from equity investments	24,630	25,652
Depreciation and amortization	205,945	200,426
Less:
Reimbursed electricity-related charges recorded as revenues	33,410	33,488
Adjusted Gross Margin attributable to noncontrolling interests (1)	23,978	22,204
Adjusted Gross Margin	$1,074,521	$990,655

Gross margin
Gross margin for natural-gas assets (2)	$567,265	$533,518
Gross margin for crude-oil and NGLs assets (2)	116,084	106,212
Gross margin for produced-water assets (2)	216,927	187,779
Adjusted Gross Margin
Adjusted Gross Margin for natural-gas assets (3)	$658,322	$618,809
Adjusted Gross Margin for crude-oil and NGLs assets (3)	153,071	144,193
Adjusted Gross Margin for produced-water assets (3)	257,257	227,190
(1)Includes (i) the 25% third-party interest in Chipeta and (ii) the 1.8% and 1.9% limited partner interest in WES Operating owned by an Occidental subsidiary as of June 30, 2026, and March 31, 2026, respectively, which collectively represent WES’s noncontrolling interests.
(2)Excludes corporate-level depreciation and amortization.
(3)Excludes certain corporate-level items.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Adjusted EBITDA

	Three Months Ended
thousands	June 30, 2026	March 31, 2026
Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss)	$415,251	$359,032
Add:
Distributions from equity investments	24,630	25,652
Non-cash equity-based compensation expense	13,507	10,854
Interest expense	108,984	113,390
Income tax expense	5,152	3,501
Depreciation and amortization	205,945	200,426
Long-lived asset and other impairments	551	608
Other expense	329	—
Less:
Gain (loss) on divestiture and other, net	(4,598)	(6,367)
Gain (loss) on early extinguishment of debt	(150)	—
Equity income, net – related parties	21,536	14,776
Other income	2,834	6,734
Items impacting comparability
Acquisition-related expenses and other, net	476	(119)
Adjusted EBITDA attributable to noncontrolling interests (1)	17,719	15,302
Adjusted EBITDA	$736,532	$683,137
Reconciliation of Net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$534,736	$469,903
Interest (income) expense, net	108,984	113,390
Accretion and amortization of long-term obligations, net	(734)	(882)
Current income tax expense (benefit)	3,515	2,880
Other (income) expense, net	(2,834)	(6,730)
Distributions from equity investments in excess of cumulative earnings – related parties	18	9,889
Changes in assets and liabilities:
Accounts receivable, net	47,756	50,226
Accounts and imbalance payables and accrued liabilities, net	(6,425)	28,316
Other items, net	69,711	31,328
Acquisition-related expenses	(476)	119
Adjusted EBITDA attributable to noncontrolling interests (1)	(17,719)	(15,302)
Adjusted EBITDA	$736,532	$683,137
Cash flow information
Net cash provided by operating activities	$534,736	$469,903
Net cash used in investing activities	(1,107,346)	(234,877)
Net cash provided by (used in) financing activities	29,881	(407,022)
(1)Includes (i) the 25% third-party interest in Chipeta and (ii) the 1.8% and 1.9% limited partner interest in WES Operating owned by an Occidental subsidiary as of June 30, 2026, and March 31, 2026, respectively, which collectively represent WES’s noncontrolling interests.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Distributable Cash Flow

	Three Months Ended
thousands	June 30, 2026	March 31, 2026
Reconciliation of Net income (loss) to Distributable Cash Flow
Net income (loss)	$415,251	$359,032
Add:
Distributions from equity investments	24,630	25,652
Non-cash equity-based compensation expense	13,507	10,854
Income tax expense	5,152	3,501
Depreciation and amortization	205,945	200,426
Long-lived asset and other impairments	551	608
Other expense	329	—
Less:
Recognized service revenues - fee based in excess of (less than) customer billings	52,810	48,081
Gain (loss) on divestiture and other, net	(4,598)	(6,367)
Gain (loss) on early extinguishment of debt	(150)	—
Equity income, net – related parties	21,536	14,776
Items impacting comparability	476	(119)
Cash paid for maintenance capital expenditures	26,681	27,704
Capitalized interest	6,713	4,306
Cash paid for (reimbursement of) income taxes	10,169	3,449
Other income (net of interest income)	495	(86)
Distributable cash flow attributable to noncontrolling interests (1)	14,076	11,744
Distributable cash flow	$537,157	$496,585

Reconciliation of Adjusted EBITDA to Distributable Cash Flow
Adjusted EBITDA	$736,532	$683,137
Less:
Recognized service revenues - fee based in excess of (less than) customer billings	52,810	48,081
Capitalized interest	6,713	4,306
Cash paid for maintenance capital expenditures	26,681	27,704
Cash paid for (reimbursement of) income taxes	10,169	3,449
Interest expense (net of interest income)	106,645	106,570
Distributable cash flow attributable to noncontrolling interests (1)	(3,643)	(3,558)
Distributable cash flow	$537,157	$496,585

Weighted-average common units outstanding	398,043	399,095
Weighted-average general partner units	9,061	9,061
(1)Includes (i) the 25% third-party interest in Chipeta and (ii) the 1.8% and 1.9% limited partner interest in WES Operating owned by an Occidental subsidiary as of June 30, 2026, and March 31, 2026, respectively, which collectively represent WES’s noncontrolling interests.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Free Cash Flow

	Three Months Ended
thousands	June 30, 2026	March 31, 2026
Reconciliation of Net cash provided by operating activities to Free Cash Flow
Net cash provided by operating activities	$534,736	$469,903
Less:
Capital expenditures	270,339	235,726
Contributions to equity investments – related parties	810	1,768
Add:
Distributions from equity investments in excess of cumulative earnings – related parties	18	9,889
Free Cash Flow	$263,605	$242,298
Cash flow information
Net cash provided by operating activities	$534,736	$469,903
Net cash used in investing activities	(1,107,346)	(234,877)
Net cash provided by (used in) financing activities	29,881	(407,022)

Western Midstream Partners, LP
OPERATING STATISTICS
(Unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	Inc/ (Dec)
Throughput for natural-gas assets (MMcf/d)
Gathering, treating, and transportation	427	430	(1)%
Processing	4,597	4,499	2%
Equity investments (1)	494	464	6%
Total throughput	5,518	5,393	2%
Throughput attributable to noncontrolling interests (2)	175	184	(5)%
Total throughput attributable to WES for natural-gas assets	5,343	5,209	3%
Throughput for crude-oil and NGLs assets (MBbls/d)
Gathering, treating, and transportation	425	429	(1)%
Equity investments (1)	108	102	6%
Total throughput	533	531	—%
Throughput attributable to noncontrolling interests (2)	10	10	—%
Total throughput attributable to WES for crude-oil and NGLs assets	523	521	—%
Throughput for produced-water assets (MBbls/d)
Gathering and disposal	2,993	2,848	5%
Throughput attributable to noncontrolling interests (2)	54	53	2%
Total throughput attributable to WES for produced-water assets	2,939	2,795	5%
Per-Mcf Gross margin for natural-gas assets (3)	$1.13	$1.10	3%
Per-Bbl Gross margin for crude-oil and NGLs assets (3)	2.39	2.22	8%
Per-Bbl Gross margin for produced-water assets (3)	0.80	0.73	10%

Per-Mcf Adjusted Gross Margin for natural-gas assets (4)	$1.35	$1.32	2%
Per-Bbl Adjusted Gross Margin for crude-oil and NGLs assets (4)	3.21	3.07	5%
Per-Bbl Adjusted Gross Margin for produced-water assets (4)	0.96	0.90	7%
(1)Represents our share of average throughput for investments accounted for under the equity method of accounting.
(2)Includes (i) the 1.8% and 1.9% limited partner interest in WES Operating owned by an Occidental subsidiary as of June 30, 2026, and March 31, 2026, respectively, and (ii) for natural-gas assets, the 25% third-party interest in Chipeta, which collectively represent WES’s noncontrolling interests.
(3)Average for period. Calculated as Gross margin for natural-gas assets, crude-oil and NGLs assets, or produced-water assets, divided by the respective total throughput (MMcf or MBbls) for natural-gas assets, crude-oil and NGLs assets, or produced-water assets.
(4)Average for period. Calculated as Adjusted Gross Margin for natural-gas assets, crude-oil and NGLs assets, or produced-water assets, divided by the respective total throughput (MMcf or MBbls) attributable to WES for natural-gas assets, crude-oil and NGLs assets, or produced-water assets.

Western Midstream Partners, LP
OPERATING STATISTICS (CONTINUED)
(Unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	Inc/ (Dec)
Throughput for natural-gas assets (MMcf/d)
Operated
Delaware Basin	2,140	2,035	5%
DJ Basin	1,547	1,520	2%
Powder River Basin	398	396	1%
Other	895	932	(4)%
Total operated throughput for natural-gas assets	4,980	4,883	2%
Non-operated
Equity investments	494	464	6%
Other	44	46	(4)%
Total non-operated throughput for natural-gas assets	538	510	5%
Total throughput for natural-gas assets	5,518	5,393	2%
Throughput for crude-oil and NGLs assets (MBbls/d)
Operated
Delaware Basin	265	272	(3)%
DJ Basin	94	97	(3)%
Powder River Basin	27	25	8%
Other	39	35	11%
Total operated throughput for crude-oil and NGLs assets	425	429	(1)%
Non-operated
Equity investments	108	102	6%
Total non-operated throughput for crude-oil and NGLs assets	108	102	6%
Total throughput for crude-oil and NGLs assets	533	531	—%
Throughput for produced-water assets (MBbls/d)
Operated
Delaware Basin	2,993	2,848	5%
Total operated throughput for produced-water assets	2,993	2,848	5%